UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2012 (February 26, 2012)

FBL FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

IOWA (State or other jurisdiction of incorporation or organization)	1-11917 (Commission File Number)	42-1411715 (I.R.S. Employer Identification No.)

5400 University Avenue, West Des Moines, Iowa 50266-5997
(Address of principal executive offices)

(515) 225-5400

Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On February 27, 2012, FBL Financial Group, Inc., an Iowa corporation (the “Company” or “FBL”), announced its intention to commence a modified “Dutch auction” tender offer to purchase for cash up to $140,000,000 of its Class A Common Stock, without par value (the “Shares”), pursuant to (1) auction tenders at prices specified by the tendering shareholders of not greater than $35.00 nor less than $33.00 per Share, or (2) purchase price tenders, in either case upon the terms and subject to the conditions to be described in an Offer to Purchase and in a related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”).  Prior to such announcement, on February 26, 2012, the Company entered into a repurchase agreement (the “Repurchase Agreement”) with Iowa Farm Bureau Federation (“IFBF”), the owner of 15,398,974 Shares (representing 52.2% of the outstanding Shares), pursuant to which the Company agreed to purchase up to an aggregate of 1,000,000 Shares from IFBF (the “Share Repurchase”), at the purchase price at which Shares are purchased pursuant to the Offer (the “Purchase Price”).  The Share Repurchase is scheduled to close on the eleventh business day following the expiration of the Offer.  The aggregate number of Shares to be repurchased under the Repurchase Agreement will be proportionately reduced in the event that the Company purchases less than the maximum number of Shares that it is able to purchase at the Purchase Price pursuant to the terms of the Offer.  The transactions contemplated by the Repurchase Agreement are conditioned upon, among other matters, the Company purchasing Shares in the Offer in accordance with the Offer to Purchase.

If the Offer is fully subscribed, the completion of the Offer and the Share Repurchase will result in the repurchase by FBL of between $173,000,000 and $175,000,000 of Shares in the aggregate.  If the Offer is fully subscribed at a Purchase Price of $35.00, the maximum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchase will result in the repurchase by FBL of 5,000,000 Shares.   If the Offer is fully subscribed at a Purchase Price of $33.00, the minimum Purchase Price pursuant to the Offer, the completion of the Offer and the Share Repurchase will result in the repurchase by FBL of 5,242,424 Shares in the aggregate.

If the Offer is fully subscribed at a Purchase Price of $35.00, the maximum Purchase Price pursuant to the Offer, following the completion of the Share Repurchase, IFBF’s ownership percentage will increase to 58.7% of the then-outstanding Shares.  If the Offer is fully subscribed at a Purchase Price of $33.00, the minimum Purchase Price pursuant to the Offer, following the completion of the Share Repurchase, IFBF’s ownership percentage will increase to 59.3% of the then-outstanding Shares.  Because a portion of its Shares are being purchased under the Repurchase Agreement, IFBF has agreed not to tender Shares in the Offer pursuant to the Repurchase Agreement.

This summary of the Repurchase Agreement may not contain all of the information that is important to an investor and is qualified in its entirety by reference to the actual terms of the Repurchase Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

Pursuant to the terms of the Company’s insider trading policy, a “blackout period,” which restricts transactions in the Company’s securities by a director, officer or certain employees of the Company, begins 10 calendar days before the end of each calendar quarter.  Pursuant to Rule 13e-4(f)(8) under the Securities Exchange Act of 1934, as amended, the Offer is required to be open to all holders of the Shares.  Accordingly, because the expiration date of the Offer will occur during such a “blackout period,” the Company’s Board of Directors and the Audit Committee thereof have waived the Company’s insider trading policy with respect to its directors, officers and applicable employees (and all other Company policies, guidelines or codes incorporating the insider trading policy, including the Code of Business Ethics and Conduct and the Code of Ethics) solely to allow directors, officers and applicable employees to tender their Shares pursuant to the Offer and to allow directors, officers and applicable employees who are holders of vested but unexercised options to exercise such options in order to tender Shares issued upon such exercise pursuant to the Offer.

Item 8.01 Other Events

On February 27, 2012, the Company issued a news release announcing the Offer and the Repurchase Agreement.  A copy of this news release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description

10.1	Repurchase Agreement, entered into as of February 26, 2012, by and between FBL Financial Group, Inc. and Iowa Farm Bureau Federation.

99.1	News Release (“FBL Financial Group, Inc. Announces Modified Dutch Auction Tender Offer and Share Repurchase for up to $175 million of Shares of FBL Class A Common Stock”) issued February 27, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 27, 2012

FBL FINANCIAL GROUP, INC.

By:	/s/ James P. Brannen
James P. Brannen
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

10.1	Repurchase Agreement, entered into as of February 26, 2012, by and between FBL Financial Group, Inc. and Iowa Farm Bureau Federation.

99.1	News Release (“FBL Financial Group, Inc. Announces Modified Dutch Auction Tender Offer and Share Repurchase for up to $175 million of Shares of FBL Class A Common Stock”) issued February 27, 2012.